ImmuCell Announces Financial Results for the Second Quarter of 2014

Sales up 13%; Eighth Consecutive Quarter of Sales Growth

PORTLAND, ME -- (Marketwired - August 12, 2014) - ImmuCell Corporation (NASDAQ: ICCC), a growing animal health company that is developing, manufacturing and selling products that improve animal health and productivity in the dairy and beef industries, today announced financial results for its second quarter ended June 30, 2014.

Second Quarter Overview:

  Company reports second quarter product sales of $1.54 million, an increase of 13% compared to the same period a year ago;
  Eighth (8th) consecutive quarter of sales growth and fourteenth (14th) quarter of sales growth out of the last fifteen (15) quarters (versus same quarters of prior years);
  Company reports sales of $3.62 million for the first six months of 2014, an increase of 13% compared to the same period a year ago;
  Cash, cash equivalents, short-term and long-term investments balance at June 30, 2014 was $5.18 million;
  Investment in facility modifications and processing equipment necessary to produce pharmaceutical-grade Nisin for the Mast Out® regulatory submission and to verify production costs substantially completed;
  Approximately $913,000 in product development expenses incurred during the first six months of 2014 related to this Nisin plant investment;
  Validation and optimization of new production facility and equipment to manufacture pharmaceutical-grade Nisin and complete regulatory submission initiated; and
  Pivotal study of Company's product to prevent calf scours caused by rotavirus initiated.

Quarterly Results
For the second quarter ended June 30, 2014, ImmuCell reported an increase in total product sales of 13% to $1.54 million versus $1.37 million in the comparable period of the prior year. For the first six months of 2014, ImmuCell reported an increase in total product sales of 13% to $3.62 million versus $3.21 million in the comparable period of the prior year. Sales increases were primarily driven by broadening market acceptance of the First Defense® product line for the prevention of calf scours.

Gross margin during the second quarter of 2014 was 57% of product sales, compared to 57% in the second quarter of last year. Gross margin during the first six months of 2014 was 56% of product sales, compared to 57% during the first six months of last year. The Company expects margins to be maintained above 50% throughout 2014.

During the second quarter of 2014, the Company reported a net (loss) of ($295,000), or ($0.10) per share, in contrast to net income of $6,000, or less than $0.01 per diluted share, during the second quarter of 2013. During the first six months of 2014, the Company reported a net (loss) of ($308,000), or ($0.10) per share, in contrast to net income of $211,000, or $0.07 per diluted share, during the first six months of 2013.

Management Discussion
Michael Brigham, president and chief executive officer of ImmuCell Corporation, commented, "2014 is shaping up to be an exciting year for ImmuCell as we execute on two very significant components of our business strategy: expanding the market penetration of our best-in-class treatment for calf scours and advancing the development of Mast Out® for the treatment of subclinical mastitis in lactating dairy cows. We made strong progress on both fronts during the first half of 2014. We achieved product sales growth, driven by increased acceptance of First Defense®, and we completed the modifications to our manufacturing facilities necessary to produce batches of pharmaceutical-grade Nisin required to complete the CMC Technical Section for approval of Mast Out® by the FDA."

Mr. Brigham expanded on the results of the quarter, "Sales of the First Defense® product line increased by 21% during the second quarter and by 12% during the first half of 2014 compared to the same periods in 2013, respectively, due to the success of a number of marketing strategies as well as improved market conditions. We continue to invest in our sales and marketing team with the addition of two new sales representatives to increase our presence with distributors and on-farm. These types of initiatives, coupled with an improved milk-to-feed ratio, contributed to our strong sales growth."

Mr. Brigham concluded, "We are experiencing positive sales momentum, which I expect will result in continued revenue growth throughout 2014 (relative to the comparable periods in 2013). Additionally, with three Technical Sections Complete Letters from the FDA in hand, we are focused on the remaining two Technical Sections required to introduce Mast Out® to the market. Mast Out® has the potential to revolutionize the way that mastitis is treated by making earlier treatment of subclinical infections in cows economically feasible by not requiring a milk discard during, or for a period of time after, treatment. No other product presently on the market can offer this value proposition."

Other Reported Information
Sales, marketing and administrative expenses for the second quarter were $577,000 compared to $488,000 during the same period last year. Sales and marketing expenses aggregated 17% and 18% of product sales during the second quarters of 2014 and 2013, respectively. Sales, marketing and administrative expenses for the first six months of 2014 were $1,120,000 compared to $949,000 during the same period last year. Sales and marketing expenses aggregated 15% of product sales during the first six months of 2014 and 2013. The annual target for these expenses is up to 20% of product sales. This percentage may increase a few points due to an increasing investment during the second half of 2014, but it is expected to return to below 20% in 2015 if the anticipated increase in product sales is achieved.

Product development expenses of $761,000 during the three-month period ended June 30, 2014 included $501,000 in connection with the installation of its pharmaceutical-grade Nisin production capability (which management considers to be non-recurring) and $260,000 in connection with other product development initiatives. In comparison, product development expenses were $272,000 during the same period in 2013. Product development expenses of $1,355,000 during the six-month period ended June 30, 2014 included $913,000 in such non-recurring expenses and $442,000 in connection with other product development initiatives. In comparison, product development expenses were $538,000 during the same period in 2013.

If the Company had elected not to incur $501,000 in such non-recurring product development expenses during the second quarter of 2014, the net operating (loss) of ($459,000) would have totaled net operating income of $42,000. This adjusted figure compares favorably to net operating income of $24,000 during the second quarter of 2013. If the Company had elected not to incur $913,000 in such non-recurring product development expenses during the first six months of 2014, the net operating (loss) of ($446,000) would have totaled net operating income of $467,000. This adjusted figure compares favorably to net operating income of $350,000 during the first six months of 2013.

Net operating (loss) of ($459,000) during the second quarter of 2014 included $116,000 of non-cash depreciation and amortization expenses. In comparison, net operating income of $24,000 during the second quarter of 2013 was reduced by $100,000 of non-cash depreciation and amortization expenses. Net operating (loss) of ($446,000) during the first six months of 2014 included $229,000 of non-cash depreciation and amortization expenses. In comparison, net operating income of $350,000 during the first six months of 2013 was reduced by $197,000 of non-cash depreciation and amortization expenses.

Outlook
Based upon the evaluation of information currently available to management, the Company expects continued growth in product sales throughout 2014. To be in position to achieve New Animal Drug Application (NADA) approval and to test market Mast Out® in 2016, the Company is focused on completing the two remaining Technical Sections required by the U.S. Food and Drug Administration (FDA) for NADA approval. We are working to complete a transfer of our analytical method that measures Nisin residues in milk to the FDA laboratory, which would lead to achieving the Human Food Safety (HFS) Technical Section Complete Letter in 2015. The investment in facility modifications and processing equipment necessary to make the first submission of the Chemistry, Manufacturing and Controls (CMC) Technical Section to the FDA was completed at the beginning of the third quarter of 2014. After validating the process and equipment in the new plant, the first CMC Technical Section submission can be made in late 2014 or in early 2015, which will likely be followed by two, six-month review periods by the FDA.

About ImmuCell
ImmuCell Corporation's (NASDAQ: ICCC) purpose is to create scientifically-proven and practical products that improve animal health and productivity in the dairy and beef industries. ImmuCell has developed products that provide significant, immediate immunity to newborn dairy and beef livestock. The Company has also developed products that address mastitis, the most significant cause of economic loss to the dairy industry. Press releases and other information about the Company are available at our newly updated web-site, (http://www.immucell.com).

Safe Harbor Statement:
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to: projections of future financial performance; the scope and timing of future product development work and commercialization of our products; the future adequacy of our working capital and the availability of third party financing; the outcome of pending or anticipated applications for future regulatory approvals; factors that may affect the dairy and beef industries and future demand for our products; the cost-effectiveness of additional sales and marketing expenditures and resources; anticipated competitive and market conditions; and any other statements that are not historical facts. Forward-looking statements can be identified by the use of words such as "expects", "may", "anticipates", "aims", "intends", "would", "could", "should", "will", "plans", "believes", "estimates", "targets", "projects", "forecasts" and similar words and expressions. In addition, there can be no assurance that future developments affecting us will be those that we anticipate. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of our products, competition within our anticipated product markets, the uncertainties associated with product development, pharmaceutical-grade Nisin manufacturing, our potential reliance upon third parties for financial support, products and services, changes in laws and regulations, decision making by regulatory authorities and other risks detailed from time to time in filings we make with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements are based on our current expectations, but actual results may differ materially due to various factors.

                            ImmuCell Corporation
                        Statement of Operations Data

                                      (Unaudited)           (Unaudited)
                                  For the Three-Month    For the Six-Month
                                       Periods               Periods
                                    Ended June 30,        Ended June 30,
                                 --------------------  --------------------
(In thousands, except per share
 amounts)                           2014       2013       2014       2013
                                 ---------  ---------  ---------  ---------

Product sales                    $   1,540  $   1,367  $   3,621  $   3,213
Cost of goods sold                     661        583      1,593      1,376
                                 ---------  ---------  ---------  ---------
  Gross margin                         879        784      2,028      1,837

Product development expenses           761        272      1,355        538
Sales, marketing and
 administrative expenses               577        488      1,119        949
                                 ---------  ---------  ---------  ---------
  Operating expenses                 1,338        760      2,474      1,487
                                 ---------  ---------  ---------  ---------

NET OPERATING (LOSS) INCOME           (459)        24       (446)       350

Other (expenses) revenues, net         (16)       (14)       (27)        31
                                 ---------  ---------  ---------  ---------

(LOSS) INCOME BEFORE INCOME
 TAXES                                (475)        10       (473)       381

Income tax benefit (expense)           180         (4)       165       (170)
                                 ---------  ---------  ---------  ---------

NET (LOSS) INCOME                $    (295) $       6  $    (308) $     211
                                 =========  =========  =========  =========

Weighted average common shares
 outstanding:
  Basic                              3,027      3,019      3,027      3,019
  Diluted                            3,027      3,077      3,027      3,080

NET (LOSS) INCOME PER SHARE:
  Basic                          $   (0.10) $    0.00  $   (0.10) $    0.07
  Diluted                        $   (0.10) $    0.00  $   (0.10) $    0.07

                                           (Unaudited)
                                              As of              As of
                                          June 30, 2014    December 31, 2013
                                        ----------------- ------------------
(In thousands)
Cash, cash equivalents, short-term and
 long-term investments                  $           5,182 $            5,255
Total assets                                       10,768             10,961
Net working capital                                 5,483              6,632
Stockholders' equity                    $           9,103 $            9,396

Contact:
Michael F. Brigham
President and CEO
(207) 878-2770

Joe Diaz, Robert Blum and Joe Dorame
Lytham Partners, LLC
(602) 889-9700
iccc@lythampartners.com